CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm as “other independent registered public accounting firms” under the heading “Financial Highlights” in the Registration Statement on Form N-1A of The Hartford Mutual Funds II, Inc. and to the incorporation by reference of our report dated December 27, 2022 on the financial statements and financial highlights of Hartford Schroders Sustainable Core Bond Fund, a series of The Hartford Mutual Funds II, Inc. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2024